VIA FEDERAL EXPRESS



Sharon Baker Morin, Esq.
State Street Bank and Trust Company
1776 Heritage Drive
Mail Stop A4N
North Quincy, Massachusetts  02171-2197

Dear Ms. Morin,

         Pursuant to section 9 of the transfer agency and service contract between State Street Bank & Trust Company ("State Street") and Advisers Managers Trust dated as of May 1, 1995, we request that AMT International Investments be added as a series governed by that contract. The addition of these series is effective as of May 1, 1997. Please indicate State Street's acceptance of this request by having a duly authorized officer of State Street sign in the space indicated below.

                                               Sincerely,




                                               Name:  Michael J. Weiner
                                               Title:     Vice President
                                               Advisers Managers Trust

Accepted by State Street
Bank and Trust Company




Name:
Title:

cc:      Paul Alfama, BFDS

                             ADVISERS MANAGERS TRUST
                      TRANSFER AGENCY AND SERVICE AGREEMENT

                                   SCHEDULE A



SERIES                                           Date Made a Party to Agreement


AMT Balanced Investments                                    May 1, 1995

AMT Growth Investments                                      May 1, 1995

AMT Liquid Asset Investments                                May 1, 1995

AMT Limited Maturity Bond Investments                       May 1, 1995

AMT Partners Investments                                    May 1, 1995

AMT Government Income Investments                           May 1, 1995

AMT International Investments                               May 1, 1997